UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):      January 23, 2006

MUELLER WATER PRODUCTS, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-116590	52-2175259
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 West Eldorado Street Decatur, IL 62522-1808
(Address of Principal Executive Offices)

(217) 423-4471

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 1 to Mueller Group, LLC Credit Agreement

                On January 24, 2006, Mueller Group, LLC (“Mueller Group”), a wholly-owned subsidiary of Mueller Water Products, LLC (the “Company”), entered into an Amendment No. 1 (the “First Amendment”) to its credit agreement dated October 3, 2005 by and among Mueller Group, Bank of America, N.A. as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Calyon New York Branch, Fifth Third Bank and JP Morgan Chase Bank, N.A., as co-documentation agents and the other lenders named therein (the “Mueller Credit Agreement”).  The First Amendment removes the requirement that Mueller Group and its subsidiaries change their fiscal year end to December 31 and provides the ability for Muller Group to pay up to $8.5 million in cash dividends to Mueller Holding Company, Inc. for further distribution to its shareholders. The First Amendment also provides for certain waivers to the Mueller Credit Agreement as more specifically set forth in the amendment attached hereto as Exhibit 10.1.

Executive Employment Agreement between Mueller Holding Company, Inc. and Dale B. Smith

                On January 23, 2006, Mueller Holding Company, Inc. (“Mueller Holding”), the parent company of the Company and the wholly-owned subsidiary of Walter Industries, Inc., entered into an Executive Employment Agreement with Dale B. Smith, whereby Dale Smith is to serve as Chief Operating Officer of the Company and as Chief Executive Officer of Mueller Group.   Prior to January 23, 2006, Mr. Smith served as the President and Chief Executive Officer of the Company and Mueller Group.

                 The executive employment agreement between Mr. Smith and Mueller Holding is attached as Exhibit 10.2.  The executive employment agreement provides, for the period ending December 31, 2007, an annual base salary of at least $400,000 and an annual incentive bonus opportunity of up to approximately $3,000,000 based on the achievement of operating income, return on net assets and synergies targets as may be determined based on the annual business plan. From December 31, 2007 through his 65th birthday, Mr. Smith’s annual base salary will be at least $1,500,000 and his participation in a bonus plan shall be at the discretion of, and on terms and conditions to be established by, the Compensation Committee of Mueller Holding, and he shall not be required to work more than 12 weeks per year. The agreement also provides for other benefits customarily accorded to executives of Mueller Holding. If Mr. Smith is terminated without cause or suffers a constructive termination as more specifically set forth in the agreement, then through the date of his 65th birthday, Mr. Smith will be entitled to payment of his base salary, any bonus and any equity interest as may be set forth under any applicable plan or award.

                The executive employment agreement provides for equity grants with a value at grant date of $1,000,000 (calculated using a modified Black-Scholes model) on or about January 23, 2006 and December 31, 2006. The grants shall each vest in full on December 31, 2007, and Mr. Smith shall have until December 31, 2010 to exercise any stock options included in the equity grants. The first of such equity grants shall consist of 15,750 restricted stock units and 15,750 non-qualified stock options with a strike price equal to the average of the high and low trading prices for the common stock of Walter Industries, Inc. on the New York Stock Exchange on the grant date. The first equity grant will be denominated in the common stock of Walter Industries, Inc., and it is anticipated that the second grant will be denominated in the common stock of Mueller Holding.  The first equity grant will be converted into an equivalent equity grant in the stock of Mueller Holding no later than 90 days following the distribution of the common stock of Mueller Holding to the shareholders of Walter Industries, Inc.  Upon conversion, the Mueller Holding grant will preserve the value, terms and conditions of grant of Walter Industries’ equity to Mr. Smith.

Mr. Smith has no family relationship with any director or executive officer of the Company, Mueller Group or Walter Industries, Inc.  He will continue as an officer of the Company and Mueller Group until the earlier of his termination of employment or the election of his successor by the Board of Directors of the Company and Mueller Group.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1

Amendment No. 1 dated January 24, 2006 to the Credit Agreement dated October 3, 2005 by and among Mueller Group, LLC, Bank of America, N.A. as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Calyon New York Branch, Fifth Third Bank and JP Morgan Chase Bank, N.A., as co-documentation agents and the other lenders named therein.

10.2	Executive Employment Agreement dated January 23, 2006 between Mueller Holding Company, Inc. and Dale B. Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2006	MUELLER WATER PRODUCTS, LLC

	By:	/s/ Victor P. Patrick
Victor P. Patrick
Vice President, General Counsel and
Secretary